Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

The Board of Directors

Costco Wholesale Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-57585, 333-21093, 333-82782, 333-120523 and 333-129172) on Form S-8 and the registration statements (Nos. 333-01127, 333-40049, 333-72122 and 333-125637) on Form S-3 of Costco Wholesale Corporation of our report dated November 9, 2005, with respect to the consolidated balance sheets of Costco Wholesale Corporation as of August 28, 2005 and August 29, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the 52 weeks ended August 28, 2005, August 29, 2004, and August 31, 2003, management’s assessment of the effectiveness of internal control over financial reporting as of August 28, 2005 and the effectiveness of internal control over financial reporting as of August 28, 2005, which reports appear in the August 28, 2005 annual report on Form 10-K of Costco Wholesale Corporation.

Our report refers to the Company’s change in method of accounting for cash consideration received from a vendor to conform to the requirements of Emerging Issues Task Force No. 03-10, effective February 16, 2004 and Issue No. 02-16, effective during the year ended August 31, 2003.

/S/ KPMG LLP

Seattle, Washington

November 9, 2005